                                                                      EXHIBIT 11

                            GENCOR INDUSTRIES, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                                   YEAR ENDED     YEAR ENDED     YEAR ENDED
                                  SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,
                                      1996           1995           1994
                                  -------------  -------------  -------------
EARNINGS PER SHARE

Income before extraordinary gain    $2,756,564     $2,038,722     $1,630,516
Extraordinary gain                           -        497,701              -
                                    ----------     ----------     ----------
Net income                          $2,756,564     $2,536,423     $1,630,516
                                    ==========     ==========     ==========
Average number of shares
  outstanding                        1,780,159      1,732,725      1,610,608
                                    ==========     ==========     ==========
Income per share:
  Income before extraordinary gain  $     1.55     $     1.18     $     1.01
  Extraordinary gain                         -           0.28              -
                                    ----------     ----------     ----------
  Net income                        $     1.55     $     1.46     $     1.01
                                    ==========     ==========     ==========

ADDITIONAL PRIMARY COMPUTATION

Average number of shares
  outstanding                        1,780,159      1,732,725      1,610,608
Add dilutive effect of outstanding
  options (as determined by the
  application of the treasury
  stock method)                              -         28,914         13,100
                                    ----------     ----------     ----------
Average number of shares
  outstanding, as adjusted           1,780,159      1,761,639      1,623,708
                                    ==========     ==========     ==========
Primary earnings per share:
  Income before extraordinary gain  $     1.55     $     1.16     $     1.00
  Extraordinary gain                         -           0.28              -
                                    ----------     ----------     ----------
  Net income                        $     1.55(A)  $     1.44(A)  $     1.00(A)
                                    ==========     ==========     ==========

ADDITIONAL FULLY DILUTED COMPUTATION

Average number of shares
  outstanding                        1,780,159      1,732,725      1,610,608
Add dilutive effect of outstanding
  options (as determined by the
  application of the treasury
  stock method)                              -         28,914         14,853
                                    ----------     ----------     ----------
Average number of shares
  outstanding, as adjusted           1,780,159      1,761,639      1,625,461
                                    ==========     ==========     ==========

Fully diluted earnings per share:
  Income before extraordinary gain  $     1.55     $     1.16     $     1.00
  Extraordinary gain                         -           0.28              -
                                    ----------     ----------     ----------
  Net income                        $     1.55(A)  $     1.44(A)  $     1.00(A)
                                    ==========     ==========     ==========

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(A)  This calculation is submitted in accordance with Regulation S-K item 601
     (b)(11) although not required by footnote to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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